Exhibit 10.3

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), is made and entered into on July 9, 2020, by and between Ampersand 2018 Limited Partnership, a Delaware limited partnership (“Ampersand”), and Interpace Biosciences, Inc., a Delaware corporation (the “Company”). Ampersand and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Parties entered into that certain Support Agreement dated April 7, 2020 (the “Support Agreement”), pursuant to which Ampersand agreed to vote any shares of the Company owned by it in favor of certain fundamental actions desired to be taken by the Company as determined by the Company’s Board of Directors;

WHEREAS, the Company is considering applying for a loan pursuant to the Paycheck Protection Program of 2020 administrated by the US Small Business Administration (the “PPP Loan”); and

WHEREAS, the Parties hereby wish to terminate the Support Agreement if (i) the PPP Loan is not applied for by the Company by June 30, 2020, (ii) the Company’s application for the PPP Loan is not approved by a participating bank and/or the US Small Business Administration, as applicable, by September 30, 2020 or (iii) the PPP Loan to the Company is not funded by September 30, 2020 (the occurrence of any of (i), (ii) or (iii), the “Termination Event”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.Termination. Upon the occurrence of a Termination Event, the Support Agreement shall automatically be terminated and of no further force and effect, and neither Ampersand nor the Company shall have any further rights or obligations under the Support Agreement from and after the date of such Termination Event.

2. General.

a. Each of the Parties represents to the other that the execution, delivery and performance of this Agreement has been authorized by all requisite corporate action of such Party and that the persons signing this Agreement on behalf of such Party are duly authorized to do so.

b. This Agreement contains the entire understanding between the Parties hereto with respect to the termination of the Support Agreement and there are no oral understandings or other agreements between the Parties with respect to the termination of the Support Agreement that have not been incorporated herein.

c. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws principles thereof or any other jurisdiction.

d. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Signatures via facsimile or email shall be treated as original signatures in all respects.

e. This Agreement is intended to be binding upon and inure to the benefit of each of the Parties and their respective employees, officers, directors, members, shareholders, agents, representatives, successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement on the date and year first indicated above.

Ampersand 2018 Limited Partnership

By:	AMP-18 Management Company Limited Partnership, its General Partner

By:	AMP-18 MC LLC, its General Partner

Signature:	/s/ Herbert H. Hooper
Name:	Herbert H. Hooper
Title:	Managing Member

Interpace Biosciences, Inc.

Signature:	/s/ Jack E. Stover
Name:	Jack E. Stover
Title:	President & CEO

Signature Page to Termination Agreement